Exhibit 10.1

PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2006  RESULTS

Lake Forest, IL April 18, 2006 – Packaging Corporation of America (NYSE: PKG) today reported first quarter 2006 net income of $9 million, or $0.09 per share, compared to first quarter 2005 net income of $13 million, or $0.12 per share. Net sales for the first quarter were $508 million, up 4%, compared to $489 million in the first quarter of 2005.

Lower earnings, compared to last year’s first quarter, were driven primarily by higher costs for energy of $0.05 per share, transportation of $0.03 per share, labor and benefits, including the change in accounting for stock option expense, of $0.03 per share, and overhead and interest expense of $0.02 per share. These costs were partially offset by higher pricing and sales volume for both containerboard and corrugated products, which together improved earnings by $0.10 per share and lower recycled fiber costs which improved earnings by $0.02 per share. In addition, last year’s first quarter results included a dividend from Southern Timber Venture which amounted to about one and a half cents per share.

PCA’s corrugated products shipments were up 4.9% compared to last year’s first quarter, and up 1.6% on a per workday basis after accounting for two more workdays during this year’s first quarter. Containerboard production was 579,000 tons, up 2.4% from last year’s first quarter, and PCA’s containerboard inventories at the end of the quarter fell by 15,000 tons compared to year-end 2005 levels.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had a solid quarter operationally and, as of April 1, completed essentially all of the pass through of our January containerboard price increase to boxes. Our corrugated products shipments also surpassed last year’s first quarter record volume. Energy and transportation costs were higher compared to last year’s first quarter, but rose only slightly compared to the fourth quarter of 2005.”

“Looking forward,” Mr. Stecko added, “both the Valdosta and Tomahawk mills will take their annual maintenance outages in the second quarter, which will reduce production and increase operating expenses. We expect higher prices as a result of our April $50 per ton containerboard price increase, but the bulk of this increase will not be fully realized until the third quarter when the pass through to boxes is completed. Finally, corrugated products shipments should be seasonally stronger in the second quarter. Considering all of these items, we currently expect second quarter earnings of about $0.22 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005. PCA operates four paper mills and 68 corrugated product plants in 27 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 1st Quarter 2006 Earnings Conference Call

WHEN:	Wednesday, April 19, 2006
10:00 a.m. Eastern Time

NUMBER:	(866) 835-8845 (U.S. and Canada) or (703) 639-1408 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 19, 2006 1:00 p.m. Eastern Time through
May 4, 2006 12:00 a.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 887500

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2006	2005

Net sales	$507.9	$489.4
Cost of sales	(434.3)	(416.1)

Gross profit	73.6	73.3
Selling and administrative expenses	(37.7)	(35.3)
Other income (expense), net	(2.2)	1.1
Corporate overhead	(11.2)	(11.6)

Income before interest and taxes	22.5	27.5
Interest expense, net	(8.1)	(7.0)

Income before taxes	14.4	20.5
Provision for income taxes	(5.4)	(7.9)

Net income	$9.0	$12.6

Earnings per share:
Basic earnings per share	$0.09	$0.12
Diluted earnings per share	$0.09	$0.12

Basic common shares outstanding	103.4	107.0
Diluted common shares outstanding	104.2	108.1

Supplemental financial information:
Capital spending	$17.3	$36.9
Long term debt	695.3	694.9
Cash balance	67.9	180.2